UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ERF Wireless, Inc.

(Exact name of registrant as specified in charter)

Nevada	76-0196431
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2911 South Shore Blvd. Suite 100 League City, Texas	77573
(Address of principal executive offices)	(Zip Code)

ERF Wireless, Inc. 2013 Stock Option Plan

(Full title of plan)

Dr. H. Dean Cubley

Chief Executive Officer

2911 South Shore Blvd. Suite 100

League City, Texas 77573

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas C. Pritchard

Brewer & Pritchard, P.C.

Three Riverway, Suite 1800

Houston, Texas 77056

Telephone: (713) 209-2950

Facsimile: (713) 659-5302

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Shares of common stock, par value $0.001(2)	450,000	$1.00(3)	$450,000(3)	$61.38
Total	450,000		$450,000	$61.38
___________________

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share (the “Common Stock”), of ERF Wireless, Inc. which become issuable under the employee benefit plans described herein by reason of stock dividends, stock splits, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2) Represents shares available for future grants under the 2013 Stock Option Plan.

(3) Pursuant to Rule 457(c), the average of the high and low prices reported on the OTCBB within 5 business days prior to the date of filing the registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.          Plan Information.

The documents containing the information concerning the 2013 Stock Option Plan (the “Plan”) of ERF Wireless, Inc. (the “Company”, “we”, or “us”) required by Item 1 of this Registration Statement on Form S-8, and the statement of availability of registrant information, employee benefit plan annual reports and other information required by Item 2 of Form S-8, will be sent or given to persons eligible to participate in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). We will maintain a file of such documents in accordance with the provisions of Rule 428 and, upon request, shall furnish to the Commission or its staff a copy or copies of documents included in such file. Pursuant to the instructions to Form S-8, these documents are not required to be and are not being filed either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute part of a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.          Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

Clareen O’Quinn

2911 South Shore Blvd. Suite 100

League City, Texas  77573

(281) 538-2101

PART II

INFORMATION REQUIRED IN PROSPECTUS

Item 3.          Incorporation of Documents by Reference

The following documents, heretofore filed by us with the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, are hereby incorporated by reference, except as superseded or modified herein:

(1)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed March 23, 2013;

(2)	The Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2012 filed May 21, 2012, the quarter ended June 30, 2012 filed August 16, 2012, as amended on September 5, 2012, and the quarter ended September 30, 2012 filed November 14, 2012;

(3)	The Company’s Current Reports on Form 8-K filed December 4, 2012 and December 14, 2012;

(4)	The description of the Company's common stock contained in the Company's Form 10-SB filed September 27, 1999 (File No. 000-27467; Accession Number 0000890566-99-001311), including any amendment or report filed for the purpose of updating such description; and

(5)	All documents that we filed with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

All documents filed by the registrant after the date of filing this prospectus forms a part of, and prior to the effectiveness of such Registration Statement pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents.

Any statement contained in a document we incorporate by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the Securities and Exchange Commission and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed part of this prospectus except as so modified or superseded.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to ERF Wireless, Inc., 2911 South Shore Blvd., Suite 100, League City, Texas 77573, Attention: Clareen O’Quinn.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of those documents.

Item 4.          Description of Securities.

Not applicable.

Item 5.          Interests of Named Experts and Counsel.

The validity of the shares being offered by this Registration Statement has been passed upon for us by Brewer & Pritchard, P.C.

Item 6.          Indemnification of Officers and Directors.

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.          Exemption from Registration Claimed.

All shares of common stock registered hereunder for reoffer or resale will be issued upon exercise of options granted or to be granted pursuant to the Plan. The options are non-transferable and the underlying shares will be issued in transactions not involving a public offering. Upon exercise of an option, the optionee is required to execute an undertaking not to resell such shares except pursuant to an effective registration statement or other exemption under the Securities Act, a restrictive legend is placed on the certificates for the shares of common stock purchased and transfer stops are placed against such certificates. Such shares may only be reoffered and sold pursuant to registration under the Act or pursuant to an applicable exemption under the Act. As a result, such offers and sales are exempt from the registration requirements of the Act pursuant to the provisions of Section 4(2) of the Act.

Item 8.          Exhibits.

The following exhibits are filed with this registration statement.

Number	Description

4.1	Registrant’s 2013 Stock Option Plan.*

5.1	Opinion of Brewer & Pritchard, PC*

23.1	Consent of Brewer & Pritchard, PC (contained in Exhibit 5.1)*

23.2	Consent of LBB & Associates Ltd., LLP *

*	Filed herewith.

Item 9.          Undertakings.

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

	(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

	(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
	(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 ;

	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

	(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

	(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Houston, State of Texas, on December 17, 2012.

ERF WIRELESS, INC.

By:	/S/ Dr. H. Dean Cubley
Dr. H. Dean Cubley
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:

Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/S/ Dr. H. Dean Cubley	Chairman of the Board of Directors Principal Executive Officer, and Director	December 17, 2012
Dr. H. Dean Cubley

/S/ Richard R. Royall	Director, Chief Financial Officer,	December 17, 2012
Richard R. Royall	Principal Financial Officer and Principal Accounting Officer

/S/ R. Greg Smith	Director	December 17, 2012
R. Greg Smith

/S/ Dr. Bartus H. Batson	Director	December 17, 2012
Dr. Bartus H. Batson

/S/ N. Thomas Wiedebush	Director	December 17, 2012
N. Thomas Wiedebush

/S/ Manny M. Carter	Director	December 17, 2012
Manny M. Carter